                                                                     EXHIBIT 2.1
===============================================================================


                            STOCK PURCHASE AGREEMENT



                                 by and between



                               JLC HOLDINGS, INC.
                             SOFTWARE SYSTEMS CORP.
                                      AND
                             JLC ACQUISITION, INC.
                                  (Purchasers)



                                      and



                                 JOSTENS, INC.
                                   (Seller)



                                 JUNE 29, 1995



===============================================================================

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----

1.  SALE AND PURCHASE OF SHARES AND INTERCOMPANY NOTE................  1
       1.1.  Purchase and Sale of Shares and Intercompany Note.......  1
       1.2.  Time and Place of Closing...............................  2
       1.3.  Consideration...........................................  2
       1.4.  Deliveries at the Closing by the Seller and the Company.  3
       1.5.  Deliveries at the Closing by the Purchasers.............  4

2.  REPRESENTATIONS AND WARRANTIES OF THE SELLER.....................  5
       2.1.  Title to Shares, etc....................................  5
       2.2.  Authority...............................................  6
       2.3.  Capitalization of the Company...........................  6
       2.4.  Organization and Standing...............................  7
       2.5.  No Default..............................................  7
       2.6.  Transaction Not a Breach................................ 10
       2.7.  Compliance with Law..................................... 11
       2.8.  Government Consents or Approvals........................ 12
       2.9.  Financial Statements.................................... 12
       2.10. Absence of Changes...................................... 13
       2.11. Patents and Other Intangible Rights..................... 14
       2.12. Employee Benefit Plans.................................. 16
       2.13. Environmental Laws...................................... 18
       2.14. No Brokers or Finders................................... 20
       2.15. Taxes................................................... 21
       2.16. Litigation.............................................. 23
       2.17. Tangible Assets of the Company.......................... 24
       2.18. Disclosure.............................................. 24
       2.19. Accounts Receivable..................................... 25
       2.20. Inventories............................................. 25
       2.21. Suppliers and Customers................................. 25
       2.22. Related Party Transactions.............................. 26

3.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS................. 27
       3.1.  Organization and Standing............................... 27
       3.2.  Authority............................................... 28
       3.3.  Transaction Not a Breach................................ 28
       3.4.  Governmental Consents or Approvals...................... 29
       3.5.  No Brokers or Finders................................... 29
       3.6.  Acquisition of Stock.................................... 29
       3.7.  Certain Knowledge and Disclosure........................ 30

4.  COVENANTS OF THE SELLER.......................................... 30
       4.1.  Conduct of Business of the Company...................... 30
       4.2.  Changes in Capitalization; Other Transactions........... 31
       4.3.  Third Party Consents.................................... 32
       4.4.  Kernan/Zeiger........................................... 32
       4.5.  Wicat Divestiture....................................... 32
       4.6.  Certain Transition Matters.............................. 33
       4.7.  Confidentiality Agreements.............................. 33
       4.8.  Further Assurances...................................... 33

5.  MUTUAL COVENANTS................................................. 34
       5.1.  Access.................................................. 34
       5.2.  Public Announcements.................................... 38
       5.3.  Regulatory Filings...................................... 38
       5.4.  Access to Records....................................... 38
       5.5.  Tax Election............................................ 39
       5.6.  Taxes................................................... 39
       5.7.  Employment Agreements................................... 43
       5.8.  Intercompany Note and Wicat Note........................ 43
       5.9.  Restructuring Expenses.................................. 44
       5.10. Contingent Payments..................................... 44
       5.11. IBM Royalties........................................... 46
       5.12. Sureties................................................ 46

6.  COVENANTS OF PURCHASERS.......................................... 47
       6.1.  Change of Name.......................................... 47
       6.2.  Plant Closings.......................................... 47
       6.3.  Stock Option Plan....................................... 47

7.  CONDITIONS PRECEDENT............................................. 48
       7.1.  Conditions to Seller's Obligation....................... 48
       7.2.  Conditions to Purchasers's Obligation................... 49

8.  TERMINATION PRIOR TO CLOSING..................................... 51
       8.1.  Termination............................................. 51
       8.2.  Procedure and Effect of Termination..................... 52

9.   SURVIVAL; INDEMNIFICATION....................................... 52
       9.1.  Survival................................................ 52
       9.2.  Indemnification......................................... 53

10.  MISCELLANEOUS................................................... 59
       10.1.  Notices................................................ 59
       10.2.  Expenses............................................... 59
       10.3.  Governing Law.......................................... 60
       10.4.  Arbitration............................................ 60
       10.5.  Consent to Jurisdiction................................ 62
       10.6.  Waiver of Jury Trial................................... 63
       10.7.  Reliance............................................... 64
       10.8.  Entire Agreement....................................... 64
       10.9.  Successors and Assignment.............................. 65
       10.10. Amendment and Waiver................................... 66
       10.11. Further Assurances..................................... 67
       10.12. Section Headings....................................... 67
       10.13. Counterparts........................................... 67
       10.14. Definitions, etc....................................... 67

                           GLOSSARY OF DEFINED TERMS



"AAA" ........................................................... Section 10.4.1
"Administrative Services Agreement".............................. Section 1.4(e)
"Affiliate"..................................................... Section 10.14.1
"Ancillary Agreement............................................. Section 1.4(f)
"Audited Financial Statements"...................................... Section 2.9
"Balance Sheets".................................................... Section 2.9
"Basket Exclusion"............................................... Section 9.2(e)
"Closing"........................................................... Section 1.2
"Closing Date"...................................................... Section 1.2
"Closing Income Statement"......................................... Section 5.10
"Code".......................................................... Section 2.15(a)
"Company".............................................................. Preamble
"Company Plans"................................................. Section 2.12(a)
"Consideration".................................................. Section 1.3(a)
"Contract"................................................... Section 2.5(a)(ii)
"Employment Agreements"............................................. Section 5.7
"Encumbrances"...................................................... Section 2.1
"Environmental Laws"............................................ Section 2.13(a)
"ERISA"......................................................... Section 2.12(a)
"ERISA and Insurance Transition Agreement"....................... Section 4.6(a)
"Evaluation Material".......................................... Section 5.1.2(a)
"Exchangeable Note".............................................. Section 1.3(a)
"Hazardous Substances"...................................... Section 2.13(b)(ii)
"HSR Act"........................................................... Section 3.4
"IBM Agreement".................................................... Section 5.11
"Indemnitee"..................................................... Section 9.2(c)

"Indemnitor"..................................................Section 9.2(c)
"Intercompany Note".................................................Preamble
"Interim Financial Statements"...................................Section 2.9
"Issuance Agreement...........................................Section 1.4(b)
"Interim Balance Sheet"..........................................Section 2.9
"Kernan/Zeiger Agreement"........................................Section 4.4
"Kernan/Zeiger Dispute"..........................................Section 4.4
"Knowledge"..................................................Section 10.14.2
"Losses"......................................................Section 9.2(a)
"Merger"...................................................... Section 10.14
"Non-Compete Agreement".......................................Section 1.4(d)
"Phone Service Agreement".....................................Section 4.6(b)
"Proprietary Rights".........................................Section 2.11(a)
"Purchasers"........................................................Preamble
"Purchasers Indemnitees"......................................Section 9.2(a)
"RCRA".......................................................Section 2.13(a)
"Related Party Agreements".......................................Section 4.5
"Second Accounting Firm"........................................Section 5.10
"Securities Act".................................................Section 2.8
"Seller"............................................................Preamble
"Seller Closing Agreements"...................................Section 1.4(g)
"Seller Held Material"........................................ Section 5.1.3
"Seller Indemnitees"..........................................Section 9.2(b)
"Seller Note".................................................Section 1.3(a)
"Seller's Notice"...............................................Section 5.10
"Severance Plan".............................................Section 2.12(e)
"Shares".........................................................Section 1.1
"Software Products"..........................................Section 2.11(a)
"Stockholders Agreement"......................................Section 1.4(a)

"Stock Option Plan"..............................................Section 2.3
"Tax Basis Allocation"...........................................Section 5.5
"Taxes".......................................................Section 5.6(d)
"Trademark License Agreement".................................Section 1.4(c)
"TSCA".......................................................Section 2.13(a)
"Unaudited Financial Statements".................................Section 2.9
"Warrant".....................................................Section 1.3(a)
"Wicat Note".....................................................Section 4.5

List of Exhibits and Schedules
- ------------------------------


Exhibit   1.4(b)   -  Form of Issuance Agreement
Exhibit   1.4(c)   -  Form of Trademark License Agreement
Exhibit   1.4(d)   -  Form of Non-Competition Agreement
Exhibit   1.4(e)   -  Form of Ancillary Agreement
Exhibit   1.4(g)   -  Form of Stockholders Agreement
Exhibit   2.5(vii) -  Form of Standard Company Distributorship Agreement
Exhibit   7.1(c)   -  Form of Opinion of Ropes & Gray
Exhibit   7.2(c)   -  Form of Opinion of General Counsel
                      Form of Opinion of Oppenheimer Wolff & Donnelly
Exhibit   7.2(g)   -  Commitment Letter

Schedule  1.1      -  Shares of the Company to be Purchased
Schedule  2.4      -  Subsidiaries
Schedule  2.5      -  Defaults under Governing Documents and Contracts
Schedule  2.7      -  Compliance with Law
Schedule  2.9      -  Financial Statements
Schedule  2.10     -  Material Changes
Schedule  2.11(a)  -  Property Rights
Schedule  2.11(b)  -  Non-Competition and Non-Disclosure Agreements
Schedule  2.12     -  Employee Benefit Claims
Schedule  2.12(b)  -  Employee Benefit Compliance Matters
Schedule  2.13     -  Environmental Matters
Schedule  2.15(a)  -  Tax Returns
Schedule  2.15(b)  -  Payment of Taxes
Schedule  2.15(c)  -  Audit History
Schedule  2.15(h)  -  Powers of Attorney
Schedule  2.16     -  Litigation
Schedule  2.17     -  Assets
Schedule  2.21     -  Suppliers and Customers
Schedule  2.22     -  Related Party Transactions
Schedule  4.1      -  Conduct of Business
Schedule  4.3      -  Third Party Consents
Schedule  5.7      -  Employment Agreements (including Form of)
Schedule  5.8      -  Note Adjustments
Schedule  5.9      -  Restructuring Expenses
Schedule  10.14.2  -  Knowledge

                            STOCK PURCHASE AGREEMENT


This Agreement, dated as of June 29, 1995 is by and between Jostens, Inc., a Minnesota corporation (the "Seller"), and JLC Holdings, Inc., a Delaware corporation ("Holdings"), Software Systems Corp., a Delaware corporation ("SSC"), and JLC Acquisition, Inc., a Delaware corporation ("Acquisition"; Holdings, SSC and Acquisition being, collectively, the "Purchasers").

The Seller is the owner of all of the issued and outstanding shares of capital stock of Jostens Learning Corporation, an Illinois corporation and wholly-owned subsidiary of Seller (the "Company"), and the Intercompany Note made by the Company in favor of the Seller and referred to in the Balance Sheets (the "Intercompany Note").

The Seller wishes to sell, and the Purchasers wish to acquire, the Seller's share interest in the Company and the Intercompany Note, upon the terms and subject to the conditions hereinafter set forth.

     Accordingly, the parties agree as follows:

 1.   SALE AND PURCHASE OF SHARES AND INTERCOMPANY NOTE
      -------------------------------------------------

  1.1. Purchase and Sale of Shares and Intercompany Note. Upon and subject to the terms and conditions of this Agreement, at the Closing hereunder, the Seller shall sell to the Purchasers and each Purchaser shall purchase from the Seller that number of shares of Class A Common Stock of the Company, par value $0.001 per share (the "Shares") indicated as Schedule 1.1 attached hereto and the Seller shall sell to Acquisition and Acquisition shall purchase the Intercompany Note.

1.2. Time and Place of Closing. The Closing of the purchase of the Shares and the Intercompany Note contemplated hereby (the "Closing") shall take place at the Conference Center of Ropes & Gray, 885 Third Avenue, New York, NY, 10:30 a.m., local time, on June 29, 1995, or at such time or place as the parties hereto shall mutually agree (the date on which the Closing takes place is hereinafter called the "Closing Date").

 1.3.  Consideration.

       (a) Purchase Price. In payment of the total purchase price for the Shares and the Intercompany Note and as consideration for the covenants and agreements of Seller herein, and as additional consideration for the covenants and agreements of the Seller in the Seller Closing Agreements (the "Consider-ation"), the Purchasers shall respectively pay and deliver (i) Fifty Million Dollars ($50,000,000) made at the Closing by Acquisition by bank wire transfer or otherwise in immediately available United States funds to an account or accounts specified by the Seller at or prior to the Closing, (ii) a note made by SSC in the principal amount of Thirty-Six Million Dollars ($36,000,000) (the "Seller Note") pursuant to the Issuance Agreement, (iii) an exchangeable note made by SSC in the principal amount of Four Million One Hundred and Fifteen Dollars ($4,000,115) (the "Exchangeable Note") pursuant to the Issuance Agreement, and (iv) a warrant of Holdings to purchase 119,500 shares of Class A Non-Voting Common Stock of Holdings (the "Warrant") pursuant to the Issuance Agreement.

      (b) Transfer or Other Transaction Taxes. Purchasers shall be solely responsible for and shall promptly pay any and all applicable sales, transfer or other transaction taxes imposed by any state, county or municipality except any taxes based upon or measured by income (including without limitation taxes attributable to the Section 338(h)(10) Election described in Section 5.5 hereof arising from the purchase and transfer of the Shares and Intercompany Note).

  1.4. Deliveries at the Closing by the Seller and the Company. The following documents shall be delivered by either the Seller or the Company at the Closing:

(a) Share Certificate and Intercompany Note. Seller shall, upon delivery of the Consideration, deliver to the Purchasers (i) valid, endorsed certificates for the Shares registered in the name of the appropriate Purchaser, which certificates shall represent all of the then issued and outstanding capital stock of the Company, and (ii) the Intercompany Note, duly endorsed for transfer to Acquisition.

(b) Issuance Agreement. Seller shall deliver a duly executed agreement substantially in the form of Exhibit 1.4(b) hereto pursuant to which the Seller Note, the Convertible Note and the Warrant shall be issued at the Closing (the "Issuance Agreement").

(c) Trademark License Agreement. Seller shall deliver a duly executed Trademark License Agreement in substantially the form of Exhibit 1.4(c) hereto (the "Trademark License Agreement").

(d) Non-Competition Agreement. Seller shall deliver a duly executed Non-Competition Agreement in substantially the form of Exhibit 1.4(d) hereto (the "Non-Competition Agreement").

(e) Ancillary Agreement. Seller shall deliver a duly executed Ancillary Agreement in substantially the form of Exhibit 1.4(e) hereto (the "Ancillary Agreement").

(f)  Administrative Services Agreement.   Seller shall deliver a duly executed
     Administrative Services Agreement in substantially the form of Exhibit 1.4(f) hereto (the "Administrative Services Agreement").

(g) Stockholders Agreement. Seller shall deliver a duly executed Stockholders Agreement in substantially the form of Exhibit 1.4(g) herewith duly executed by the Seller (the "Stockholders Agreement", and, together with the Issuance Agreement, the Trademark License Agreement, the Non-Competition Agreement, the Administrative Services Agreement, the ERISA and Insurance Transition Agreement, the Phone Service Agreement, the Kernan/ Zeiger Agreement, the Related Party Agreement and the Ancillary Agreement collectively, the "Seller Closing Agreements").

  1.5. Deliveries at the Closing by the Purchasers. The following shall be delivered by the Purchasers at the Closing:

(a) Payment. At the Closing, Purchasers shall deliver the Consideration called for in Section 1.3 above.

(b)  Issuance Agreement.  SSC and Holdings shall deliver the Issuance Agreement.

(c) Non-Competition Agreement. Purchasers shall deliver a duly executed Non-Competition Agreement.

(d) Stockholders Agreement. Purchasers shall deliver a duly executed Stockholders Agreement in substantially the form of Exhibit 1.4(g).

(e) Kernan/Zeiger Agreement. Purchasers shall deliver a duly executed Kernan/Zeiger Agreement.

(f) Related Party Agreement. Purchasers shall deliver a duly executed Related Party Agreement.

(g) Other Agreements. Such other of the Seller Closing Agreements to which any Purchaser is a party.

  2. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Purchasers as follows:

  2.1. Title to Shares, etc. The Seller owns the Shares and the Intercompany Note beneficially and of record, free and clear of any liens, encumbrances, security interests and claims of every kind ("Encumbrances"). Upon the consummation of the transactions contemplated hereby, each of the Purchasers will acquire good and marketable title to such of the Shares and the Intercompany Note specified by Section 1.1 to be acquired by such

Purchaser, free and clear of any Encumbrances, except as created by the Purchasers, and such Shares upon such consummation will constitute all of the issued and outstanding shares of capital stock of the Company. There are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies (coupled with an interest or otherwise) or other restrictions to which the Seller is a party which directly or indirectly restrict or otherwise limit in any manner the voting, sale or other disposition of Shares.

  2.2. Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of all obligations to be performed by it hereunder have been duly approved by all necessary corporate action of the Seller. This Agreement has been duly and validly authorized, executed and delivered by, and constitutes the valid and binding agreement of the Seller enforceable in accordance with its terms.

  2.3. Capitalization of the Company. The Company has an authorized capital stock consisting of 120,565,000 shares of Class A Common Stock, par value $0.001, of which 120,565,000 shares are outstanding, all of which are validly issued, fully paid and nonassessable and 21,174,000 shares of Class B Common Stock, $0.001 par value, of which none have been issued or are outstanding. There are no shares of the Company's stock held in its treasury. There are no other options, warrants, rights, stockholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of the capital stock or other securities of the Company nor are there any commitments to issue or execute any such options, warrants, rights, instruments or agreements. The Seller has terminated the Jostens Learning Corporation 1989 Stock Option

Plan (the "Stock Option Plan") and all options granted thereunder.

  2.4. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Illinois. The Company has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not result, individually or in the aggregate, in a material adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of the Company. The articles of incorporation and amendments thereto of the Company and its bylaws, are complete and correct as of the date hereof. Except as set forth on Schedule 2.4, the Company does not own or control, any other firm, corporation, association or business organization or any capital stock or other equity interest therein.

 2.5.  No Default.  (a) Except as provided in Schedule 2.5, the Company

(i) is not in violation of its articles of incorporation or bylaws or other governing documents; and

(ii) is not, nor is alleged to be, in default under or in breach of any term or provision of any contract, agreement, lease, license, commitment, mortgage, indenture, bond, note, instrument or other obligation (each a "Contract") to which it is party or by which it is bound, except such defaults and breaches which, individually or in the aggregate, would not result in a material adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of the Company, and there exists no condition or event which, after notice or lapse of time or both, would constitute a default or breach by the Company under any Contract, except such defaults and breaches which, individually or in the aggregate, would not result in a material adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of the Company.

        (b) The Company has previously furnished to the Purchasers true and complete copies of all of the following Contracts and other documents to which the Company is party or by which it is bound, each as in effect on the date hereof, including all amendments thereto:

              (i) All collective bargaining agreements and other similar labor agreements; all employment or consulting agreements; and all other plans, agreements or arrangements which constitute compensation or benefits to any of the senior executive officers or employees or consultants of the Company, including without limitation each of the Company Plans.

              (ii) All Contracts under which the Company has incurred or may incur any severance pay or other special obligations which would become payable by reason of this Agreement or the consummation of the transactions contemplated hereby.

              (iii) All Contracts under which the Company is restricted in any significant respect from carrying on any business or other activities.

      (iv) All Contracts required to be listed on Schedule 2.22, 4.3 or any other Schedule to this Agreement.

      (v) All Contracts under which the Company has any material liability or obligation for debt or constituting or giving rise to a guarantee of any material liability or obligation of any person, or under which any person has any material liability or obligation constituting or giving rise to a guarantee of any material liability or obligation of the Company (including without limitation partnership and joint venture agreements).

      (vi) All Contracts under which the Company is or may become obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (A) acquisition or disposition of assets or securities (other than purchases of inventory or equipment in the ordinary course of business), (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of a type specified in subclauses (A) and (B).

      (vii) All distributorship agreements and all other Contracts with customers (including without limitation distributors) or suppliers, other than
(i) purchase orders and sales orders entered into in the ordinary course of business; (ii) customer license agreements in the Company's standard form, a true and correct copy of which has been previously provided to the Purchasers; and (iii) other Contracts involving not more than $50,000 in the case of any particular agreement.

      (viii) All Contracts with any customer which was among the 20 largest customers of the Company during either the fiscal year ended June 30, 1994 or the nine-month period ended March 31, 1995, in terms of sales.

      (ix) All leases and other Contracts (other than bills of sale) under which any equipment listed on Schedule 2.17 and any real property is held or used by the Company.

      (x) A schedule of all property and liability and workers' compensation insurance policies under which the Company was insured as of June 15, 1995.

      (xi) All Contracts (other than purchase orders or sales orders) which individually involve liabilities of the Company in excess of $500,000.

  2.6. Transaction Not a Breach. Neither the execution, delivery and performance of this Agreement by the Seller or the Company, nor the consummation by the Seller or the Company of the transactions contemplated hereby, nor compliance by the Seller or the Company with any of the provisions hereof will (a) conflict with or result in a breach of any provision of their respective Articles of Incorporation or Bylaws, (b) cause a violation or default (or acceleration) under any of the terms, conditions or provisions of any Contract to which the Company, the Seller or any of their respective Affiliates is a party or by which any of the foregoing is bound, except for such violation or default (or acceleration) as to which requisite waivers or consents will have been obtained by the

Closing or which, individually or in the aggregate, would not result in a material adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of the Company or the Purchasers, or (c) violate any statute, rule or regulation or judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, applicable to the Company, the Seller or any of their respective Affiliates, except for violations which would not, individually or in the aggregate, result in a material adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of the Company or the Purchasers.

2.7. Compliance with Law. Except as set forth in Schedule 2.7 hereto, neither the Company nor its predecessors has at any time been in violation in any material respect of any federal, state, local or foreign law, ordinance or regulation and is not and has not at any time been in violation in any material respect of any judgment, decree, injunction or order of any court or other governmental entity. The Company has procured and is currently in possession of all material licenses, permits and other governmental authorizations required by federal, state or local laws for the operation of the business of the Company in each jurisdiction in which it is currently conducting such business, except where the failure to obtain such license, permit or authorization would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of the Company.

2.8. Government Consents or Approvals. No consent, approval or authorization of, designation or declaration by, or filing with, any governmental authority on the part of the Seller or the Company or any of their respective Affiliates is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) pursuant to the Securities Act of 1933, as amended (the

"Securities Act"), (b) such filings and approvals as may be required under the "blue sky" or securities laws of various states, (c) filings in Illinois and Delaware in respect of the Merger or (d) where the failure to obtain such consent, approval or authorization, have such designation or declaration made or make such filing, would not individually or in the aggregate result in a material adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of the Company.

2.9. Financial Statements. Attached as annexes to Schedule 2.9 hereto are (i) audited consolidated balance sheets of the Company as of June 30, 1994, June 30, 1993 and June 30, 1992 (the "Balance Sheets") and the related consolidated statements of earnings and changes in retained earnings and cash flow of the Company for each of the fiscal years then ended, together with the reports thereon of Ernst & Young, independent certified public accountants (the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 1995 (the "Interim Balance Sheet"), and the related consolidated statements of earnings and changes in retained earnings and of cash flow of the Company for the nine-month period ended on such date (the "Unaudited Financial Statements"). Such financial statements and notes (and the Wicat Financials, as defined below) fairly present in all material respects the financial condition and results of operations of the Company or Wicat, as the case may be, as of the dates thereof and for the periods therein indicated, all in accordance with generally accepted accounting principles consistently applied on a consistent basis (except as described on Schedule 2.9 hereto), subject in the case of the Unaudited Financial Statements and the Wicat Financials to normal recurring year-end adjustments which will not in the aggregate be significant and the absence of notes. Except as set forth on Schedule 2.9 hereto, the Company has no liabilities or obligations of any nature of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with generally accepted accounting principles that were not fully reflected or reserved against in the Balance Sheets or the Interim Balance Sheet, except liabilities and obligations incurred in the ordinary course of business since the respective date thereof. Except as set forth on Schedule 2.9 hereto, or on the Balance Sheets or Interim Balance Sheet, the Company has no liabilities, whether absolute or contingent or otherwise, which, in the aggregate, would have a material adverse affect on the business, operations, assets, prospects or condition, financial or otherwise, of the Company. Also attached to Schedule 2.9 as an annex are monthly consolidated financial information prepared since the Unaudited Financial Statements, which monthly financial information has been prepared consistent with past practices (the "Interim Financial Statements"). For purposes hereof, the "Wicat Financials" means the attached unaudited balance sheets as of June 30, 1994, December 31, 1994 and May 31, 1995 and the related consolidated statements of earnings and changes in retained earnings and cash flow of Wicat for the respective twelve-month, six-month and eleven-month periods then ended.

2.10. Absence of Changes. Except as and to the extent (a) reflected and reserved against in the balance sheets included in the Interim Financial Statements attached to Schedule 2.9, (b) set forth in Schedule 2.9 or 2.10, (c) arising from changes in general or industry-wide economic, business, social, political or military conditions, or (d) incurred in the ordinary course of business in usual amounts (in proportion to the revenues of the Company or the item being adjusted) after the date of the balance sheets included in the Interim Financial Statements on Schedule 2.9 or not material to the Company, since March 31, 1995 the Company has incurred no liabilities, whether absolute, accrued or otherwise, and no event has occurred nor condition come to exist which, individually or in the aggregate, has had or will have a material adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of the Company. Since March 31,

1995 there has not been any actions which if taken from and after the execution and delivery of this Agreement would not be permitted by or would violate
Section 4.1. Except as set forth in Schedule 2.10, no officer of the Company has notified the Seller of an intention to terminate their employment with the Company immediately following the Closing.

2.11.  Patents and Other Intangible Rights.

     (a) The patents, patent applications, trademarks, service marks and trade names, and applications and registrations for such trademarks, service marks and trade names, copyrights, computer software (including computer software compromising the Company's products (such computer software hereinafter referred to as the "Software Products")), and other intellectual property rights used by the Company in the operation of its business are referred to herein as the "Proprietary Rights". The Proprietary Rights constitute all of the material patents, trademarks, service marks, trade names, copyrights, computer software and other intellectual property necessary to conduct the business of the Company as currently conducted and as necessary to conduct the proposed business described in Schedule 2.11(a). Except as set forth on Schedule 2.11(a), the Company exclusively owns, or, pursuant to license agreements furnished to the Purchasers, has the right to use, the Proprietary Rights as necessary to conduct the business of the Company as currently conducted and as necessary to conduct the proposed business described in Schedule 2.11(a), in each case free and clear of any liens, claims, charges, licenses, encumbrances, royalty obligations or sublicenses without infringing the intellectual property rights of any third party. Except as set forth in
     Schedule 2.11(a), no claims have been asserted in writing by any third party with respect to the validity of, or the Company's ownership or right to use the Proprietary Rights, or claiming the Company's use of any of the Property Rights infringes any intellectual property right of any third party. Except as set forth in Schedule 2.11(a), the consummation of the transactions contemplated by this Agreement will not alter or impair any Proprietary Rights or the Company's right to use, sublicense or alienate any use of the Proprietary Rights.

     (b) Except pursuant to license agreements furnished to the Purchasers, (i) the Company has not granted any third party the right to sublicense, distribute, sell or acquire title to any Proprietary Rights, including, without limitation, the Software Products, (ii) the Company has not granted any third party a license (contingent or otherwise) with respect to the source code for any of the Software Products, and (iii) the Company has not granted any third party a paid-up license with respect to any of the Software Products. The Company has taken all reasonably appropriate measures necessary to protect the confidential and proprietary nature of the Software Products, including, without limitation, the use of confidentiality agreements with all of its employees having access to the source code for the Software Products and the use of licenses with all persons provided access to the object code for the Software Products containing provisions restricting copying and prohibiting decompiling or disassembly of the Software Products. Seller has previously furnished to the Purchasers true and complete copies of all agreements with any third parties which have prepaid royalties, license fees, service or software maintenance fees, or renewal or similar fees with respect to the Software Products, or any service, maintenance or similar agreements with respect to the Software Products, which in either case obligate the Company to provide such third parties amendments, modifications, enhancements, or new versions of, or the services with respect to, the software products.

     (c) Other than nondisclosure agreements entered into in the ordinary course of business or set forth on Schedule 2.11(c), there is no agreement, whether written or oral, containing any prohibition or restriction on competition or solicitation of customers or requiring such person to assign any interest in, or to keep confidential, any trade secrets or inventions, with any person (other than the Company or the Seller) which is now in effect binding upon the Company, or any of its officers or directors.

2.12.  Employee Benefit Plans

     (a) Disclosure. A true and complete copy of each "employee benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA") and each other plan, program or arrangement providing a benefit (other than regular cash compensation to employees, former employees or their beneficiaries, arrangements with individual employees and cash bonus plans, in each case to the extent reflected in the Financial Statements) which is maintained or contributed to by the Company or with respect to which the Company has or may have any obligation or liability, other than any obligation or liability arising solely as a result of the Company, the Seller and any other direct or indirect Affiliate of the Seller being treated as a single employer pursuant to Section 414 of the Internal Revenue Code or Section 3(5) or 4001(b) of ERISA, including any such plan, program or arrangement which was terminated within the previous six calendar years, (the "Company Plans"), together with, in each case where applicable, true and complete copies of related insurance contracts, trusts or other funding agreements, administrative agreements, plan descriptions, and required government filings for the three previous years have been made available to the Purchasers.

     (b) Compliance. Except as set forth on Schedule 2.12, the Company has at all times complied and each Company Plan has at all times complied in form and operation in all material respects with all applicable laws relating to the employment of labor, including without limitation, ERISA, those provisions of the Internal Revenue Code relating to employee or fringe benefits, and those relating to wage, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and the payment of withholding taxes, including income and social security taxes, and has withheld (and paid over to the appropriate authorities) all amounts required by law or agreement to be held from the wages or salaries of its employees. No Company employee is represented by a collective bargaining unit.

     (c) Absence of Claims. Except as set forth on Schedule 2.12, with respect to each Company Plan there are no actions, Company Plan terminations, suits or investigations or claims pending or, to the knowledge of Seller, threatened with respect to the assets thereof (other than routine claims for benefits).

     (d) No Defined Benefit or Money Purchase Plans. No Company Plan is subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Internal Revenue Code.

     (e) No Executive is currently receiving or entitled to receive severance benefits under the Company's Key Executive Severance Pay Plan as adopted effective as of November 30, 1994 (the "Severance Plan") and no Executive has been terminated in a manner which would give rise to any payments under
     Section 5(e) of the several Employment Agreements.

2.13.  Environmental Laws.

     (a) "Environmental Laws" shall mean the common law and all federal, state or local statutes, regulations, ordinances, permits and permit conditions, administrative and judicial orders, consent decrees, notice letters, demands or any other governmental requirement relating to health, safety, the environment (including without limitation ambient air, indoor air, surface and ground water, surface and subsurface soils and other natural resources), or to the manufacture, generation, processing, distribution, use, treatment, storage, handling, transportation or disposal of Hazardous Substances. Such laws specifically include but are not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. 2601 et seq., as amended; and the Clean Water Act, 33 U.S.C. et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq.

     (b) Except as otherwise specifically stated in Schedule 2.13 hereto:

     (i) neither the Company nor any of its predecessors is or has not been in violation of, and is not subject to liability under, any applicable Environmental Laws where such violation or liability would, individually or in the aggregate, have a material adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of the Company;

     (ii) neither the Company nor any of its predecessors has released or disposed of or otherwise handled or permitted the release or disposal of any hazardous substances, pollutants, hazardous constituents, contaminants, toxic substances or any other chemicals, waste or materials of any kind whatsoever including, without limitation, crude oil, petroleum, or any faction thereof ("Hazardous Substances") so as to be liable under any Environmental Laws or otherwise where such liability would, individually or in the aggregate, have a material adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of the Company;

     (iii) the Company has all permits, licenses, orders, approvals and other authorizations related to Environmental Laws of governmental or administrative authorities required to permit it to carry on its business as currently conducted;

     (iv) neither the Company nor any of its predecessors is a Responsible or Potentially Responsible Person (as those terms are defined or used in the Environmental Laws) or otherwise liable with respect to the release or threatened release of any Hazardous Substances from or at any facility in the United States or elsewhere;

     (v) no notice exists under any Environmental Law with respect to any asset of the Company; and

     (vi) all information, data, studies, assessments, audits or other evaluations related to compliance and or liability under Environmental Laws by the Company of which the Company is aware have been provided to the Purchaser.

2.14. No Brokers or Finders. Other than for those fees and expenses payable to Goldman Sachs & Co. (which the Seller will pay), no person is entitled to receive as a result of any action of the Company, the Seller or any of their respective Affiliates any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

2.15.  Taxes.

     (a) General. The Company and its predecessors have been (since the taxable year ended June 30, 1985) and the Company will be (through the Closing) included in the affiliated group (as defined in Section 1504 of the Internal Revenue Code, of 1986, as amended (the "Code")) and the consolidated federal income tax returns of the Seller (the "Seller Consolidated Group"). Except as indicated on Schedule 2.15(a), all tax returns required to have been filed on or prior to the date hereof (taking into account all extensions of due dates) by or on behalf of the

     Company or its predecessors for each taxable period have been filed on or prior to the date hereof and such returns are true and correct in all material respects. Except as indicated on Schedule 2.15(a), all tax returns (including extensions) required to be filed on or prior to Closing by or on behalf of the Company or its predecessors shall be filed on or prior to Closing and such returns shall be accurate and complete in all material respects.

     (b) Payment of Taxes. Except as indicated on Schedule 2.15 (b), with respect to all amounts of taxes that are due and payable on or before the Closing (whether or not shown on a tax return), all such amounts required to be paid by or on behalf of the Company or its predecessors to taxing authorities or others on or before the Closing have been paid.

     (c) Audit History. Except as indicated on Schedule 2.15(c), there is no dispute or claim currently pending concerning any tax return of the Company or its predecessors either (i) claimed or raised by any authority in writing or (ii) as to which Seller and directors and officers of the Company have knowledge based upon personal contact with any agent of such authority. Except as indicated on Schedule 2.15(c), no waivers of statutes of limitation with respect to taxes have been given by or requested from the Seller Consolidated Group or the Company or any of its predecessors.

     (d) Tax-Sharing or Allocation Agreements. Any tax-indemnity, tax-sharing, tax-allocation or similar agreements of the Company or any of its predecessors and any liability or obligation of the Company or any of its predecessors under such agreements, if any, will terminate and be canceled without any payment by the Company or by the Seller Consolidated Group, except as provided for in this Agreement, as of the Closing Date and be of no further force or effect (whether for the current year, a future year or a past year).

     (e) Prior Affiliated Groups. Except for the Seller Consolidated Group, since 1984 neither the Company nor any of its predecessors has been a member of an affiliated group of corporations as defined in Code Section 1504.

     (f) Tax Liens. There are no security interests on any of the assets of the Seller or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any tax when due.

     (g) Withholding Taxes. The Company and its predecessors have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     (h) Powers of Attorney. Except as detailed in Schedule 2.15(h), there are no powers of attorney with respect to taxes of the Company currently in force, and all such powers of attorney (other than for federal income taxes for the period through the Closing Date) will be terminated effective as of the Closing.

     (i) Withholding on Purchase Price. Seller shall furnish a certificate to the Purchasers that it is not a foreign person.

     (j) Golden Parachute. Neither the Company, any of its predecessors nor any Affiliate with respect to the Company or any of its predecessors has made any payments, is obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

2.16. Litigation. Except as set forth in Schedule 2.16 hereto, there is no suit, action, claim or other legal, administrative or arbitration proceeding pending or, to the best of the Seller's knowledge is there any material proceeding threatened, before any court or governmental commission, bureau or other regulatory authority or any arbitrator (a) against the Company or any of its properties or assets, or (b) against the Seller relating to or affecting the title of the Seller to the Shares or the Intercompany Note or the rights or ability of the Seller to execute and deliver this Agreement. There is no outstanding order, writ, injunction or decree of any court, administrative agency or governmental body or arbitration tribunal against or affecting the Company or any of its capital stock, business, properties, prospects or condition, financial or otherwise, which individually or in the aggregate would have a material adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of the Company.

2.17. Tangible Assets of the Company. The assets owned or leased by the Company constitute all of the assets held for use or used in connection with its business other than the assets used partially by the Company and partially by the Seller described in Schedule 2.17. The assets owned or leased by the Company are adequate to carry on its business as presently conducted. Schedule 2.17 is an accurate and complete list as of May 31, 1995 of all tangible personal property, owned or leased by, in the possession of, or used by the Company in connection with its business for which the total book value or total annual lease payments exceed $25,000 individually (except property sold or otherwise disposed of since March 31, 1995 in the ordinary course of business consistent with past custom and practices, cash and cash equivalents and inventories of raw materials, work in process and finished goods). The Company has good and marketable title to, or a valid leasehold interest in, (a) each item listed on
Schedule 2.17 and (b) each item of real property held or used by the Company, in each case, free and clear of any liens, except for liens for current property taxes not yet due and payable and liens disclosed on Schedule 2.17. The Company does not own any real estate.

2.18. Disclosure. Neither this Agreement (including without limitation the Schedules hereto), nor the Audited or Unaudited or Interim Financial Statements, nor the Wicat Financials, nor any certificate furnished or to be furnished by or on behalf of the Seller or any of its Affiliates, contains or will contain any untrue statement of a material fact. This Agreement (including without limitation the Schedules hereto) and the Audited and Unaudited and Interim Financial Statements do not, considered as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. For purposes of this Section 2.18, no fact, condition or state of affairs giving rise to any misrepresentation or breach of or inaccuracy in any representation or warranty of the Purchasers in Article III hereof or in Section 4 of the Issuance Agreement (including without limitation the schedules thereto and any confirmation of such representations or warranties pursuant to any certificate of the Purchasers) shall be construed to give rise to a misrepresentation or beach of or inaccuracy in the representations and warranties contained in the first two sentences of this Section 2.18.

2.19. Accounts Receivable. Subject to the reserve for bad debts, returns and allowances set forth on the Interim Balance Sheet, which reserve has been calculated in accordance with the past practices of the Company as reflected in the Balance Sheets in accordance with generally accepted accounting principles, all of the accounts receivable reflected on the Interim Balance Sheet are valid, have arisen in the ordinary course of business, and will contain no balances which will not be collectable in the ordinary course of business.

2.20. Inventories. The inventories of the Company on the Closing Date will be reflected on its books and records at the lower of cost or market on a first-in, first-out basis and will consist of a quality and quantity useable and saleable in the ordinary course of business consistent with past practices.

2.21. Suppliers and Customers. The relationships of the Company with its customers (including without limitation distributors) and suppliers are good commercial working relationships and, except as disclosed on Schedule 2.21, no customer or supplier has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company during the last twelve (12) months or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or material to the Company or its usage or purchase of the services or products from the Company, as the case may be. The Company has not received any notification of any change in its arrangements with customers or suppliers which would have a material adverse effect, nor is the Company aware of any notification that any of the Company's customers or suppliers or vendors will propose any such change, nor is there any other material fact regarding or pertaining to the Company's customers or suppliers which would have a material adverse effect on the Company after the consummation of the transactions contemplated hereby.

2.22. Related Party Transactions. Schedule 2.22 sets forth a description of all significant transactions and relationships between the Company on the one hand and the Seller or Wicat or any of the corporations in which the Company holds minority investments or any other Affiliate of the Seller or the Company or Wicat on the other hand (other than the Company) since July 1, 1993, including without limitation a description of all Contracts or other assets used or currently proposed to be used in the business of the Company to which such other persons are party or which are owned or leased or licensed by such other persons. During the period from July 1, 1993 to the date hereof, there have been no transactions or relationships between or among any of the Seller, Wicat, or any of the corporations in which the Company has minority investments or any of their respective Affiliates (other than the Company) other than (i) solely by virtue of the relationships of each of the foregoing with the Company or (ii) as described on Schedule 2.22. Except for the obligations identified on Schedule
2.22 as Continuing Affiliate Relationships, immediately after giving effect to the Closing there shall be no obligations between the Company on the one hand and the Seller, Wicat or any of the corporations in which the Company holds minority investments or any other Affiliate of the Seller or the Company or Wicat on the other.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each of the Purchasers represents and warrants to the Seller as follows:

3.1. Organization and Standing. Each of the Purchasers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchasers has the requisite corporate power and authority to carry on its business as proposed to be conducted. Each of the Purchasers is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not resulted and will not result, individually or in the aggregate, in a material adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of the Purchasers. The certificates of incorporation and amendments thereto of each of the Purchasers and its bylaws, are complete and correct as of the date hereof. The Purchasers do not own or control, any other firm, corporation, association or business organization or any capital stock or other equity interest therein, except for the interest of Holdings in SSC and of SSC in Acquisition. SSC is a direct wholly owned subsidiary of Holdings, and Acquisition is a direct wholly owned subsidiary of SSC.

3.2. Authority. Each of the Purchasers has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each Purchaser and its Affiliates. This Agreement has been duly and validly authorized, executed and delivered by, and constitutes the valid and binding agreement of each Purchaser, enforceable in accordance with its terms.

3.3. Transaction Not a Breach. Neither the execution, delivery and performance of this Agreement by each Purchaser, nor the consummation by each Purchaser or its Affiliates of the transactions contemplated hereby, nor compliance by each Purchaser or its Affiliates with any of the provisions hereof will (a) conflict with or result in a breach of any provision of the respective Certificate of Incorporation or Bylaws of each Purchaser or its Affiliates, (b) cause a violation or default (or acceleration) under any of the terms, conditions or provisions of any Contract to which any Purchaser or its Affiliates is a party, except for such violation or default (or acceleration) as to which requisite waivers or consents will have been obtained by the Closing or which, in the aggregate, would not result in a material adverse effect on any Purchaser, the Seller or the Company or (c) violate any statute, rule or regulation or judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, in each case applicable to each Purchaser or its Affiliates or any of their respective properties or assets, except for violations which would not in the aggregate result in a material adverse effect on any Purchaser, the Seller or the Company.

3.4. Governmental Consents or Approvals. No consent, approval or authorization of, designation or declaration by, or filing with, any governmental authority on the part of any Purchaser or its Affiliates is required in connection with the execution and delivery of this Agreement or the consummation at Closing of the transactions contemplated hereby, except (a) pursuant to the Securities Act, (b) such filings and approvals as may be required under the "blue sky" or securities laws of various states, or (c) where the failure to obtain such consent, approval or authorization, have such designation or declaration made or make such filing, would not in the aggregate result in a material adverse effect on either the Company or the Seller. Furthermore, Holdings is the "acquiring person" within the meaning of Rule 801.2(a) promulgated pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and does not within the meaning of Rule 801.1 of the HSR Act directly or indirectly control any entities other than SSC and Acquisition. Holdings does not have a regularly prepared balance sheet within the meaning of Rule 801.11(c)(2) of the HSR Act and has assets of less than Ten Million Dollars ($10,000,000) as determined under Rule 801.11(e)(1) of the HSR Act.

3.5. No Brokers or Finders. No person is entitled to receive as a result of any action of the Purchasers or any of their respective Affiliates any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

3.6. Acquisition of Stock. Each Purchasers is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. Each Purchaser is an "accredited investor," as such term is defined in Rule 501(a) under the Securities Act.
Each Purchaser acknowledges that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration under the Securities Act.

3.7. Certain Knowledge and Disclosure. Each of the Purchasers has received such information regarding the Company as it has requested to date, and has had an opportunity to ask questions of and receive answers from the Company and the Seller concerning the Company's business and financial condition.

4.  COVENANTS OF THE SELLER.  The Seller covenants that:

4.1. Conduct of Business of the Company. Except for the transactions contemplated by this Agreement and without the prior written consent of the Purchasers, from and after the execution and delivery of this Agreement and until the Closing Date, the Seller will conduct itself, and will cause the Company to conduct itself, so that: (a) the Company will not engage in any activities or transactions outside the ordinary and usual course of its business consistent with past practice; (b) the Company will not grant, pay or authorize any increase in the salary or other compensation of any employee; (c) the Company will conduct its business and operation in substantially the same manner in which the same have heretofore been conducted and maintain its books of account in a manner that fairly presents its income, expenses, assets and liabilities, in accordance with generally accepted accounting principles and otherwise consistent with past practices; (d) the Company will use reasonable efforts to preserve its existing licenses, franchises and registrations pertinent to its respective business and credit arrangements with banks and other financial institutions; (e) the Company will use reasonable efforts to preserve intact its business organizations, and will use reasonable efforts to keep available to the Purchasers the services of its current officers, employees, distributors and agents thereof, preserve for the Purchasers the good will of its suppliers, customers and others having business relations with it, and will continue to develop its business; (f) the Company will not declare, set aside or pay any dividend or make any distributions with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock; (g) the Company will maintain its present debt and lease instruments and not enter into any new or amended debt or lease instruments; and (h) the Company and the corporations in which it holds minority investments shall not enter into or perform any transaction with the Seller or any Affiliate of the Seller (other than the Company and such corporations) except as set forth on Schedule 4.1.

4.2. Changes in Capitalization; Other Transactions. Anything in Section 4.1 hereof to the contrary notwithstanding, between the date hereof and the Closing Date, without the prior written consent of the Purchasers, the Company will conduct itself, and the Seller will cause the Company to conduct itself, so that the Company will not: (a) make any change in its authorized capital stock; (b) issue any stock options, warrants or other rights to acquire capital stock; (c) pay or declare any stock dividends or make any reclassification in respect of its outstanding shares of capital stock; (d) issue or sell any shares of its capital stock, other than shares issuable pursuant to the terms of outstanding options; (e) declare, pay or set apart in respect of its capital stock any dividends or other distribution or payment, (g) make any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or enter into a material contract or release or relinquish any material contract rights not in the ordinary course of business; or (h) propose or adopt any amendments to the Articles of Incorporation or Bylaws of the Company.

4.3. Third Party Consents. Schedule 4.3 sets forth a complete and accurate list of (i) all Contracts relating to the Business (as defined in the Non-Competition Agreement) to which the Company is not a named party, each of which Contracts will be assigned to the Company at or prior to the Closing without cost or expense to the Company; and (ii) all consents of third parties required for any assignment of a material Contract referred to in clause (i) above or required under any material Contract to which the Company is a party by reason of the transactions contemplated hereby, each of which shall have been obtained at or prior to the Closing without cost or expense to the Company .

4.4.  Kernan/Zeiger.   The Seller shall prior to the Closing assume from the
Company the responsibility for the agreements and disputes between the Company and Messrs. Kernan and Zeiger (the "Kernan/Zeiger Dispute") pursuant to documentation reasonably satisfactory to the Seller and the Purchasers (the "Kernan/Zeiger Agreement").

4.5. Wicat Divestiture. At or prior to the Closing, Seller shall cause Wicat Systems, Inc., a Delaware corporation ("Wicat") to become a direct wholly-owned subsidiary of the Seller, and the Seller shall have entered into a mutually satisfactory agreement pursuant to which Seller shall (i) assume all liabilities for any claims or damages or other liabilities of any kind relating to Wicat or the operation of the Wicat business, and (ii) cause the

Company to have repaid in full all indebtedness outstanding under the intercompany note (the "Wicat Note") of the Company payable to Wicat (the "Related Party Agreement").

 4.6. Certain Transition Matters.

        (a) At or prior to the Closing, the Purchasers, the Company and the Seller shall have entered to a mutually satisfactory agreement with respect to transition matters relating to the Company's pre-closing insurance coverage and the Company Plans (the "ERISA and Insurance Transition Agreement"), and obtained such consents of third parties as may be required with respect thereto.

        (b) At or prior to the Closing, the Purchasers, the Company and the Seller shall have entered into a mutually satisfactory agreement with respect to telephone services (the "Phone Service Agreement").

4.7. Confidentiality Agreements. Seller hereby assigns to Acquisition Seller's interest in each of the Confidential Agreements listed on Schedule 2.11(c) hereto, to the extent that it applies to information relating to the Company, which agreements represent all such agreements obtained by Seller in connection with the proposed sale of the Company. The Seller agrees to cooperate with Acquisition in connection with any effort by Acquisition to enforce any rights under any such agreement.

4.8. Further Assurances. Seller shall from time to time prior to the Closing, upon the request of Purchasers, use reasonable efforts to do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required for the vesting in the
Purchasers of good title to the Shares and the Intercompany Note and otherwise more effectively consummating the transaction contemplated by this Agreement.

 5.  MUTUAL COVENANTS.

 5.1.  Access and Confidentiality.

      5.1.1. Access. Prior to the Closing, the Company shall, and the Seller shall cause the Company to: (a) permit the Purchasers and their prospective lenders and investors and their respective counsel, accountants and other representatives full access, during normal business hours throughout the period from the date hereof to the Closing Date, to the offices, personnel, properties, books, contracts, commitments, records and affairs of the Company so that the Purchasers may inspect and audit the same at Purchasers' expense, and (b) furnish to the Purchasers and such persons such information concerning the Company and its businesses, properties and operations as the Purchasers and such persons reasonably may request prior to the Closing Date. Purchasers and such persons shall conduct such a review in a manner which minimizes disruption to normal operations of the Company and maintain confidentiality of all information gathered.

      5.1.2.  Purchasers' Confidentiality Obligation.  Prior to the Closing:

      (a) Each of the Purchasers agrees to treat any information concerning the Company (whether prepared by the Seller, the Company, their advisors or otherwise) which is furnished to Purchasers by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this Section 5.1 and to take or abstain from taking certain other actions herein set forth. The term "Evaluation

     Material" does not include information which (i) was in the possession of Bain Capital, Inc. or Information Partners, Inc. prior to December 6, 1994, provided that such information was not known by such persons to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by the Purchasers or Purchasers' directors, officers, employees, agents, advisors, lenders or investors or prospective lenders or investors, or (iii) was or becomes available to the Purchasers on a non-confidential basis from a source other than the Seller, the Company or their advisors, provided that such source is not known by the Purchasers to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

(b) Each of the Purchasers hereby agrees that the Evaluation Material will be used solely for the purpose of evaluating the transaction contemplated by this Agreement, and that such information will be kept confidential by the Purchasers and the Purchasers' advisors; provided, however, that (i) any of such information may be disclosed (a) to a Purchasers' directors, officers and employees and representatives of a Purchasers' advisors, lenders or investors or prospective lenders or investors, who need to know such information for such purpose of evaluating such transaction (it being understood that such directors, officers, employees and representatives shall be informed by the Purchasers of the confidential nature of such information and shall be directed by the Purchasers to treat such information confidentially), or (b) in exercising any right or remedy hereunder or as required by law, and (ii) any disclosure of such information may be made to which the Company consents in writing.

(c) In addition, without the prior written consent of Seller, Purchasers will not and will direct such directors, officers, employees and representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning the transaction contemplated by this Agreement, or any of the terms, conditions or other facts with respect to any such transaction, including the status thereof, except in exercising any right or remedy hereunder or as required by law.

(d) In the event that this Agreement is terminated, or the Closing otherwise does not occur, Purchasers shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Seller, the Company, their advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by the Purchasers or the Purchasers' advisors based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to Seller by an authorized officer supervising such destruction. The Purchasers agree to use reasonable efforts to cause their lenders and investors and prospective lenders and investors so to return and destroy evaluation material and so to certify the same to the Seller. The provisions of this Section 5.1.2 supersede that certain letter agreement between Bain Capital, Inc. and Seller dated December 6, 1994.

      5.1.3. Seller's Confidentiality Obligation. Seller recognizes and acknowledges that it has in the past and currently has access to (a) certain confidential information of the Company, such as lists of customers, operational policies, pricing and cost policies and other information, that are valuable assets of the Company, and (b) certain confidential information relating to the Purchasers and their Affiliates (herein collectively referred to as the "Seller Held Material"). The term "Seller Held Material" does not include information which (i) becomes generally available to the public other than as a result of disclosure by the Seller or the Seller's directors, officers, employees, agents or advisors, or (ii) becomes available to the Seller after the Closing on a non-confidential basis from a source other than the Company, the Purchasers or their advisors or shareholders, provided the such source is not known by the Seller to be bound by a confidentiality agreement with or other obligation of secrecy to the Company, the Purchasers or their advisors or shareholders. The Seller agrees that it will not use Seller Held Material for its own benefit or disclose Seller Held Material to any person for any purpose or reason whatsoever, except in exercising its rights and remedies or as required by law.

      5.1.4. Equitable Remedies. In the event of a breach or threatened breach by any person of the provisions of this Section 5.1, the Purchasers or the Seller, as the case may be, shall be entitled, in addition to damages, to seek an injunction and other equitable remedies. Nothing herein shall be construed as prohibiting any person from pursuing any other available remedy for such breach or threatened breach, including without limitation the recovery of damages.

5.2. Public Announcements. No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Purchasers (in the case of Seller) or Seller (in the case of Purchasers), which consent will not be unreasonably withheld or delayed; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law (or stock exchange rules), in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance. To the extent feasible, all press releases or other announcements or notices regarding the transactions contemplated by this Agreement shall be made jointly by the parties.

5.3. Regulatory Filings. The Purchasers and the Seller will use their best efforts to make or cause to be made any filings or submissions as may be required under applicable laws and regulations, if any, for the consummation of the transactions contemplated by this Agreement. The Purchasers and the Seller will coordinate and cooperate with one another in exchanging such information and providing reasonable assistance as the other may request in connection with the foregoing.

5.4. Access to Records. Following the Closing each party hereto shall (a) upon request, provide the other parties, their accountants and attorneys reasonable access to its books and records which relate to the Company, and the right to make copies thereof at the requesting party's expense, and (b), except to the extent disposed of in the ordinary course of business consistent with past practice, maintain such books and records for a period of at least seven years after the Closing Date.

5.5. Tax Election. Seller and Purchasers agree to jointly make the election pursuant to Code Section 338(h)(10) (and any corresponding elections under state, local or foreign tax law) (collectively a "Section 338(h)(10) Election") relating to this transaction and to cooperate fully in completing and filing all documents and forms necessary for complying with the requirements necessary to implement such election, in allocating the "adjusted gross up basis" and "modified aggregate deemed sales price" (as defined in applicable Treasury Regulations) among the assets of the Company (the "Tax Basis Allocation") and in delivery to the Purchasers within 3 months after the Closing Date an executed IRS Form 8023. Purchasers and Seller shall jointly determine the Tax Basis Allocation and Seller shall file all its tax returns consistent with such allocation. Seller will pay any taxes attributable to the making of the Section 338(h)(10) Election and will indemnify the Buyer and the Company against any such taxes. Seller will also pay any state, local, or foreign taxes (and indemnify the Buyer and the Company against any such taxes) attributable to an election under state, local or foreign law similar to the election available under Code Section 338(g) (or which results from the making of an election under Code Section 338(g)) with respect to the purchase and sale of stock of the Company hereunder where the state, local, or foreign tax jurisdiction (i) does not provide or recognize a Code Section 338(h)(10) election or (ii) does not apply its provisions corresponding to Code Section 338(h)(10) (for example, because the Company files a separate company tax return in such jurisdiction).

 5.6.  Taxes.

    (a) Cooperation and Records Retention. Seller and Purchasers shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for taxes, (ii) except to the extent disposed of in the ordinary course of business consistent with past practice, each retain and provide to the other any records or other information which may be necessary to prepare such return, audit or examination, proceeding or determination (other than such items for which a party reasonably asserts the attorney-client or attorney-work product privilege), and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any return of the other for any period.

(b)  Tax Indemnity.

     (i) After the Closing Date, the Seller shall be liable for and indemnify and hold harmless the Purchasers, the Company, and their respective successors and assigns against any and all liability (excluding any penalties or interest arising from any act or omission of the Purchasers after the Closing Date) for or with respect to (A) federal, state, local and foreign income taxes of the Company assessed or finally determined for taxable periods ended on or prior to the Closing Date and (B) taxes of any person other than the Purchasers and the Company for any taxable year imposed under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract or otherwise. Any refunds of income or other taxes of the Company and its successors and assigns for periods up to and including the Closing Date which are received by the Purchasers shall be refunded promptly to the Seller.

     (ii) Tax liabilities and refunds for all other taxes not measured by income attributable to the taxable periods up to and including the Closing Date shall be for the account of the Seller.

     (iii) If any party pays any taxes that, pursuant to this Agreement are to be borne by another party, the other party shall promptly reimburse such paying party for the taxes paid. If any party receives any refunds or credits which, pursuant to this Agreement are the property of another party, such party shall promptly pay the amount of such refunds or credits to the other party.

(iv) In order appropriately to apportion any income taxes relating to any taxable year or period that begins before and ends after the Closing Date, the parties hereto shall, to the extent permitted by applicable law, elect with the relevant taxing authority to terminate the taxable year as of such date. In any case where applicable law does not permit the Company to treat such date as the end of a taxable year of the Company, then whenever it is necessary to determine the liability for income taxes of the Company for a portion of a taxable year, such determination shall (unless otherwise agreed to in writing by Purchaser and Seller) be determined by a closing of the Company's books, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation be apportioned on a time basis. In order appropriately to apportion any taxes, other than income taxes, relating to any taxable year or period that begins before and ends after the Closing Date, (i) ad valorem taxes (including, without limitation, real and personal property taxes) shall be accrued on a monthly basis over the period for which the taxes are levied, or if it cannot be determined over what period the taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such taxes, and (ii) franchise an other privilege taxes not measured by income shall be accrued on a monthly basis over the period to which the privilege relates.

(c) Notice. Each party shall promptly provide written notice to each of the other parties upon receiving written notice from a taxing authority that may materially increase taxes for which the other party is responsible; provided, however, that the failure to so notify a party shall not relieve such party of its obligations under this Section 5.6 except to the extent such failure shall have materially harmed such party.

(d) Taxes. As used in this Agreement, "taxes" shall mean all federal, state, local, foreign or other taxes, imposts, rates, levies, assessments or other charges of whatever nature, and shall include any obligation to contribute to the payment of taxes determined on a consolidated, combined or unitary basis with respect to the Seller Consolidated Group, and any interest, penalty, or addition thereto, whether disputed or not.

(e) Seller shall be responsible for filing tax returns due for the taxable period ending prior to and including the Closing. The Company shall be responsible for filing tax returns for periods ending after the Closing. With respect to any tax returns required to be filed by or on behalf of the Company for a taxable period ending after the Closing and for which Seller may be liable in any part by reason of subparagraph (b)(iv) hereof, the Company shall provide to Seller and its authorized representatives copies of such completed tax returns at least 20 business days prior to the due date for the filing of such tax returns, and Seller and its authorized representatives shall have the right to review such tax returns prior to the filing of such tax returns. The Company shall consider in good faith any written objections to such tax returns received from Seller at least five business days prior to the due date for such tax returns.

5.7. Employment Agreements. Set forth in Schedule 5.7 is a list of all employees of the Company who are parties to Employment Agreements in the respective forms attached, together with a related summary of terms, to Schedule 5.7 (the "Employment Agreements"). Seller shall be responsible for (i) the payments contemplated by Section 5(c) of the Employment Agreements, (ii) any payments under Section 5(e) of the Employment Agreements with respect to any Executive terminated on or prior to the closing and (iii) any payments under the Severance Plan in excess of the amounts required under Section 5(f) of the Employment Agreements (after applicable offsets for payments made by the Seller under Section 5(c) of the Employment Agreement), and Purchasers shall be responsible for all other payments due under the Employment Agreements which arise after the Closing.

5.8. Intercompany Note and Wicat Note. In addition to the purchase price paid in accordance with Section 1.3(a) hereof, at the Closing, (i) the Seller shall cause Wicat to release the Company from all obligations under the Wicat Note, and (ii) the Company shall pay to the Seller, as a payment in respect of the Intercompany Note an amount equal to $2,000,000, adjusted as set forth in
Schedule 5.8 hereto.

5.9. Restructuring Expenses. Seller shall pay to Acquisition by wire transfer of immediately available funds the amounts set forth on Schedule 5.9 on the dates set forth in such Schedule 5.9. The obligations of Seller under this Section 5.9 shall not be subject to any right of set-off or any other claims which Seller may have against Acquisition or any of its Affiliates.

5.10. Contingent Payments. To the extent that the actual net income (or loss) of the Company for the fiscal year of the Company ending June 30, 1995, as revealed by the Company's audited financial statements, are better than the projected gain for such period of $3,000 (the amount by which such actual results are better than such projected results, if any, being the "1995 Improvements") Acquisition shall on June 30, 1996 pay to the Seller 50% of the 1995 Improvements by wire transfer of immediately available funds; provided, however, that the maximum amount of any such payment shall not exceed $500,000. By August 31, 1995 the Purchasers will provide to the Seller an income statement of the Company (excluding Wicat) for the fiscal year ending on June 30, 1995 (the "Closing Income Statement") prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Company's audited income statement for the year ended June 30, 1994 (excluding Wicat). Within 60 days of the date the Closing Income Statement is prepared, the Purchasers will cause Price Waterhouse to complete an audit of the Closing Income Statement in accordance with generally accepted auditing standards. Upon completion of the audit, Purchasers will send copies of the report and a statement of the payment due under Section 5.10 to the Seller. Within 30 days after the delivery of the audited Closing Income Statement to Seller, Seller will deliver written notice (the "Seller's Notice") to Purchaser stating whether or not Seller objects to any of the information contained in the Closing Income Statement which would affect the calculation of net income or loss and, if Seller so objects, setting forth Seller's objections together with the reasons therefor. In reviewing the Closing Income Statement, the Seller may be assisted by such accounting firm as it selects, and the Seller's accounting firm shall have reasonable access to the books and records of the Company, including, without limitation, the work papers of the accountants who prepared the Closing Income Statement and to such parties' representatives. If no objections are set forth in the Seller's Notice, or if no Seller's Notice is delivered within 30 days after the delivery of the audited Closing Income Statement to Seller, any objections to the Closing Income Statement will be deemed to have been waived. If the Seller's Notice is timely delivered setting forth objections to the Closing Income Statement and such objections are not resolved by Purchasers and Seller within 30 days after the delivery of the Seller's Notice to Purchasers, either of the parties may submit all unresolved matters for resolution as soon as practicable thereafter to Coopers & Lybrand (the "Second Accounting Firm"). The determinations of the Second Accounting Firm as to all unresolved matters under this Section 5.10 shall be final and binding on Purchasers and Seller. Each of the Purchasers and Seller agrees to permit the other party and such other party's accounting firm and the Second Accounting Firm, if any, to have reasonable access during normal business hours to its books and records as they relate to the Company and to the books and records of the Company, including, without limitation, the work papers of its accountants, and to have reasonable access to such party's representatives or its accountants in connection with the preparation and review of the Closing Income Statement. The Purchasers will bear all costs and expenses in connection with the preparation of the Closing Income Statement. The costs and expenses of the Second Accounting Firm will be borne by the party whose position with respect to net income, as first submitted to the Second Accounting Firm, is at greater variance from the actual amount of net income or loss, as determined by the Second Accounting Firm.


5.11. IBM Royalties. Acquisition shall, within 30 days of receipt, pay to the Seller the first $600,000 of distributions received by the Company from the Basics Limited Partnership, whether in respect of its interest as a general partner or limited partner of such partnership, on or prior to June 30, 1997 with respect to royalties due from IBM under to the IBM Project Agreement ASW098 dated February 12, 1985 between the Company, in its capacity as general partner, and IBM (the "IBM Agreement"). The Purchasers shall have no obligations to the Seller in respect of any such distributions received by the Company after such date and pursuant to royalties due after such date. The Purchasers shall not permit the Company, during the period after the Closing Date through June 30, 1997, to consent to any amendment of the Basics Limited Partnership Agreement or the IBM Agreement or to any offset against royalty payments due to the

Company thereunder which amendment or offset would affect the amount of royalties due and receivable pursuant to the Basics Limited Partnership Agreement or the IBM Agreement prior to June 30, 1997 without the consent of the Seller, which consent shall not be unreasonably withheld.

5.12. Sureties. Seller agrees that it shall continue to maintain for the account of the Company after the Closing all surety or indemnification agreements with Safeco, Inc. (the "Surety") in effect on the Closing Date and will continue to provide indemnity, substantially in accordance with past practice, pursuant to similar agreements to be entered into by Company with the Surety in the ordinary course of business prior to December 31, 1995. Acquisition agrees to indemnify Seller and hold it harmless for any and all payments required to be made by Seller to the Surety pursuant to such agreements.

6.  COVENANTS OF PURCHASERS.  Each of the Purchasers covenants that:

6.1. Change of Name. Purchasers shall at or immediately after the Closing take all necessary actions and file all appropriate documents to effect the change of the registered corporate name of the Company to JLC Learning Corporation or another name not confusingly similar to any trademark, trade name or corporate name being used or owned by the Seller. The Purchasers shall use such trademarks, trade names or corporate names being used or owned by the Seller after the Closing Date only pursuant to the terms and conditions of the Trademark License Agreement entered into pursuant to Section 1.4(b).

6.2. Plant Closings. The Purchasers agree to comply with all plant closing and notification laws and regulations of any federal, state or municipality which may apply to any of the facilities currently occupied by employees of the Company for actions taken on or after the Closing Date.

6.3. Stock Option Plan. The Purchasers shall cause the terms of the management stock option plan contemplated to be adopted at or following the Closing to contain the following sentence:

     "The provisions of this plan supersede all stock option or other stock plans of Jostens Learning Corporation or its affiliates in effect prior to the adoption of this plan and acceptance of any grant hereunder shall be deemed to constitute a waiver of any claims the recipient may have with respect to each such plan and any grants thereunder."

 7.  CONDITIONS PRECEDENT.
     --------------------

7.1. Conditions to Seller's Obligation. The obligation of the Seller to sell the Shares and the Intercompany Note hereunder at the Closing shall be subject to the following conditions:

     (a) Legal Action. Neither the Purchasers nor Seller nor the Company shall be subject to a judgment, order or decree of a court of competent jurisdiction within the United States which materially restrains or prohibits any of the transactions contemplated hereby.

     (b) Consents and Approvals. The Purchasers shall have received the consent or approval of any and all governmental authorities, including any consent required under the HSR Act, the consent or the approval of which is necessary for the Purchasers to consummate the transactions contemplated hereby and acquire and to continue to operate the business of the Company as heretofore operated.

     (c) Opinion of Purchasers's Counsel. The Purchasers shall have furnished Seller with a legal opinion of their legal counsel dated as of the Closing in the form of Exhibit 7.1(c).

     (d) No Breach of Deliveries or Covenants; True and Correct Representations and Warranties. There shall have been no material breach by the Purchasers in the performance of any of the deliveries or covenants herein to be performed by them in whole or in part prior to or at the Closing, and the representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all respects as of the Closing. The Seller shall receive at the Closing a certificate dated as of the Closing and executed by an officer on behalf of the Purchasers certifying, in such detail as the Seller may reasonably require, the fulfillment of the foregoing conditions, and restating and reconfirming as of the Closing all of the representations and warranties of the Purchasers contained in this Agreement.

7.2. Conditions to Purchasers's Obligation. The obligation of the Purchasers to purchase the Shares and the Intercompany Note hereunder at the Closing shall be subject to the following conditions:

     (a) Legal Action. Neither the Purchasers nor Seller nor the Company shall be subject to a judgment, order or decree of a court of competent jurisdiction within the United States which materially restrains or prohibits any of the transactions contemplated hereby.

     (b) Consents and Approvals. The Seller and the Company shall have received the consent or approval of any and all governmental authorities, including any consent required under the HSR Act, the consent or the approval of which is necessary for the Seller and the Company to consummate the transactions contemplated hereby and for the Purchasers to acquire and to continue to operate the business of the Company as heretofore operated. The Purchasers shall have been furnished copies, in form and substance reasonably satisfactory to them, of all consents, approvals and authorities listed in
      Schedule 4.3, each of which shall be in full force and effect.

      (c) Opinion of Seller's Counsel. Seller shall have furnished buyer with the legal opinions of its legal department and Oppenheimer Wolff & Donnelly dated as of the Closing in the respective forms of Exhibit 7.2(c)(i) and (ii) hereto. Such opinions shall at the request of the Purchasers be confirmed to any person providing financing in connection with the transactions contemplated hereby, including without limitation the lenders referred to in Exhibit 7.2(g) below.

      (d) Ancillary Agreements. The Seller shall have delivered the Seller Closing Agreements.

      (e) No Breach of Deliveries or Covenants; True and Correct Representations and Warranties. There shall have been no breach by the Seller in the performance of any of its deliveries or covenants herein to be performed by it in whole or in part prior to or at the Closing, and the representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing. The Purchasers shall receive at the Closing a certificate dated and validly executed by an officer on behalf of the Seller certifying, in such detail as the Purchasers may reasonably require, the fulfillment of the foregoing conditions, and restating and reconfirming as of the Closing all of the representations and warranties of the Seller contained in this Agreement.

     (f) Schedule Delivery. The Seller shall have caused Schedule 2.19(a) to be prepared and delivered to the Purchasers within the time period and in the format required by Section 2.19, which such schedule shall be reasonably satisfactory to the Purchasers in form and substance.

     (g) Financing. The Purchasers shall have obtained financing in the amounts and on the terms and conditions described in the commitment letter attached as Exhibit 7.2(g).

8.  TERMINATION PRIOR TO CLOSING.

8.1.  Termination.  This Agreement may be terminated at any time prior to the
Closing:

     (a)  by mutual written consent of the Purchasers and the Seller;

     (b) by any one of the Purchasers or the Seller in writing, without liability of the terminating party to the other party on account of such termination (provided that the terminating party is not otherwise in default or in breach of this Agreement or any duty relating hereto), if the Closing shall not have occurred on or before August 10, 1995; or

     (c) by any one of the Purchasers or Seller in writing, without liability of the terminating party to the other party on account of such termination (provided that the terminating party is not otherwise in default or in breach of this Agreement or any duty relating hereto), if the Purchasers, on one hand, or the Seller, on the other hand, shall (i) fail to perform in any material respect its covenants and agreements contained herein required to be performed before the Closing Date, or (ii) materially breach any of their representations, warranties or covenants contained herein if such breach would cause a condition to the obligation of the terminating party to close not to be satisfied and if such failure to perform or breach has not been waived by the terminating party.

8.2. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either of the parties in accordance with Section 8.1, this Agreement shall terminate (other than Sections 5.1.2, 5.1.3, 5.1.4, 5.2, 10.4, 10.5, 10.6, 10.7, and the
first sentence of 10.8, and this Section 8) and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein: (a) each party shall, upon request, deliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same; and (b) no party shall have any further liability in respect of this Agreement, provided, however, that the foregoing provisions of this clause (b) shall not apply to Sections 5.1.2, 5.1.3, 5.1.4, 5.2, 10.4, 10.5, 10.6, 10.7 or the first sentence of 10.8, or this Section 8; and provided, further, that no termination of this Agreement shall relieve any party of liability for any breach or violation prior to such termination of this Agreement or of any duty relating hereto.

9.   SURVIVAL; INDEMNIFICATION.
     -------------------------

9.1. Survival. The representations and warranties of the Seller and each of the Purchasers herein shall survive the execution of and delivery of this Agreement and the consummation of the transactions contemplated hereby and the same shall be effective until the relevant time limitation for making any indemnity claim in respect of such representations and warranties under Section 9.2(d) shall have been reached and no longer regardless of any investigation that may have been made at any time by or on behalf of the party to which such representations and warranties are made.

9.2.  Indemnification.
      ---------------

     (a) Indemnification of Purchasers. Seller agrees to indemnify each of the Purchasers, the Company, the Purchasers' Affiliates and their respective shareholders, Affiliates, directors, officers, employees, agents, representatives, successors and permitted assigns (collectively, the "Purchaser Indemnitees"), and save and hold each of them harmless from and against and pay on behalf of or reimburse such party as and when incurred for any and all damages, losses, liabilities, obligations, claims, demands, judgments, amounts paid in settlement, costs and expenses ("Losses") which any such party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

          (i) Any misrepresentation or breach of or inaccuracy in any representation or warranty (as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom) on the part of Seller under Article 2 of this Agreement or any certificate furnished hereunder;

          (ii) Any nonfulfillment or breach of any covenant or agreement on the part of Seller under this Agreement; or

          (iii) The Stock Option Plan, any option granted thereunder, or the termination of the Stock Option Plan or any such option.


     (b) Indemnification of Seller. Each of the Purchasers hereby agrees, and agrees to cause the Company, to indemnify each of Seller, its Affiliates and their respective shareholders, Affiliates, directors, officers, employees, agents, representatives, successors, and permitted assigns (collectively, "Seller Indemnitees") and save and hold each of them harmless from and against and pay on behalf of or reimburse such party, as and when incurred, for any and all Losses which any such party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

          (i) Any misrepresentation or breach of or inaccuracy in any representation or warranty (as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom) on the part of Purchasers under Article 3 of this Agreement or any certificate furnished hereunder; or

          (ii) Any nonfulfillment or breach of any covenant or agreement on the part of any of the Purchasers under this Agreement.

     (c) Defense of Claims. Any party making a claim for indemnification hereunder (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against (if by a third party) describing the claim, the amount thereof (if known and quantifiable), and the basis thereof, all with reasonable specificity in light of the facts then known, provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent such failure shall have materially harmed the Indemnitor. Any Indemnitor shall be entitled to appoint lead counsel in such defense at its expense with counsel reasonably acceptable to Indemnitee; provided, however that:

          (i) The Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of such separate counsel which shall be borne by Indemnitee;

          (ii) The Indemnitor shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses as incurred of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure Indemnitee's reputation or future business prospects, (C) the claim seeks an injunction or equitable relief against Indemnitee or (D) the Indemnitor failed or is failing to vigorously prosecute or defend such claim; provided, however, that
          (x) in no event shall Indemnitor be required to pay the fees and expenses of more than one lead counsel and, if necessary, one local counsel, and (y) in the case of an election by the Indemnitee pursuant to clause (B) above, the fees and expenses of such lead counsel and, if necessary, such local counsel shall be borne twenty percent (20%) by the Indemnitee and eighty percent (80%) by the Indemnitor; and


          (iii) If the Indemnitor pursuant to this Section 9.2(c) shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim.

     (d) Time Limitation. Notwithstanding anything to the contrary set forth herein (but subject to the proviso set forth in this sentence), any indemnification claim pursuant to Section 9.2(a)(i) or (b)(i) must be asserted by written notice with reasonable specificity in light of the facts then known on or prior to September 30, 1996; provided, however, that, notwithstanding the foregoing, (i) claims based on the representations and warranties in Sections 2.7, 2.12 or 2.15 must be asserted prior to the expiration of thirty (30) days beyond the applicable statute of limitations period, (ii) claims based on the representations and warranties in Sections 2.1 or 2.2 or based on fraud may be asserted at any time, (iii) claims based on the representations and warranties in Section
     2.13 must be asserted on or prior to September 30, 2001, and (iv) claims based on the representations and warranties in Section 2.19 must be asserted on or prior to December 31, 1996. A claim based on the alleged breach of any of the representations or warranties of the parties contained herein which has not been made in writing prior to expiration of the applicable time period as provided herein shall be forever barred and foreclosed. For purposes of clause (i) of the first sentence of this
     Section 9.2(d), the applicable statute of limitations period shall be calculated without giving effect to any waiver of such limitations granted by the Company or the Purchasers without the consent of the Seller, which consent the Seller shall not unreasonably withhold.

     (e) Threshold Limitation on Remedies. Notwithstanding anything to the contrary set forth in this Agreement (but subject to the proviso set forth in this sentence), the Seller shall not be liable hereunder as a result of any misrep resentation or breach of or inaccuracy in any representation or warranty contained in this Agreement or any certificate furnished hereunder, except to the extent that the aggregate Losses incurred by the Purchaser Indemnitees relating to all such misrepresentations or breaches of or inaccuracies in any representation or warranty contained in this Agreement or any certificate furnished hereunder shall exceed in the aggregate $1,000,000 (the "Basket Exclusion"), and then only to the extent of such excess; provided, however, that (i) in calculating the aggregate amount of Losses in determining whether $1,000,000 in aggregate Losses have been incurred for purposes of determining the Basket Exclusion, there shall be excluded each Loss which does not exceed $25,000 determined by treating as a single Loss all Losses which relate to (a) the same underlying set of facts or circumstances or (b) a single representation and warranty (determined by treating each Section of Article 2 and 3 as a single separate representation and warranty), and (ii) the Basket Exclusion shall not apply to claims based on the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.12, 2.14, 2.15 on 2.22, on the covenant contained in Section 4.3 to the extent that it relates to the lease of the premises at 7878 N. 16th Street, Phoenix, Arizona 85020 (Point Corridor Centre IV), or on fraud.

     (f) Cap Limitation on Remedies. Notwithstanding anything to the contrary set forth in this Agreement, the aggregate amount required to be paid by Seller under this Article 9 in respect of any misrepresentation or breach of or inaccuracy in any representation or warranty contained in this Agreement or any certificate (other than claims based on the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.12, 2.14, 2.15 or 2.22 and claims based on fraud, for which there is no limit) shall not exceed $50,000,000 in the aggregate.

     (g) Determination of Damages and Related Matters. The amount of any liability for Loss as to which indemnification exists under this Agreement shall be measured taking into account (i) any income tax savings (and income tax cost attributable to the indemnity payment) actually realized (or incurred) that affect the overall economic impact of the Loss to the Indemnitee, and (ii) any insurance proceeds actually realized and adverse insurance consequences incurred (such as premium adjustments and other detriments) that affect the overall economic impact of the Loss to the Indemnitee. In the event that an Indemnitee claims that an Indemnifying Party has breached its obligation to make any payment under this Section 9, the time and monetary limitations contained herein shall be inapplicable to resolution of such claim for payment (but such limitations shall be operative as provided herein to determination of the underlying claim). Reference in this Section 9 to claims based upon a representation or warranty set forth in a particular Section shall be deemed to include without limitation claims relating to such representations or warranties based upon the certificates to be furnished pursuant to Sections 7.1(d) and 7.2(e). The Seller and each of the Purchasers hereby waive any insurer's right of subrogation under this Agreement except solely to the extent that such waiver would result in a limitation or termination of coverage under any policy.

10.  MISCELLANEOUS.
     -------------

10.1. Notices. Any notice, demand, request or other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if personally served or on the third business day after mailing if mailed by registered or certified mail, return receipt requested, addressed as follows (or to such other address of which either of the parties hereto shall have notified the other party hereto in accordance herewith) or on the next business day if sent by overnight courier:

           To the Purchasers:         JLC Holdings, Inc.
                                      Software Systems Corp.
                                      JLC Acquisition, Inc.
                                      6170 Cornerstone Court
                                      San Diego, CA  92121
                                      Attn: President

           With a copy to:            Bain Capital, Inc.
                                      Two Copley Place, 7th Floor
                                      Boston, MA  02116
                                      Attn:  Mark Nunnelly

           With a copy to:            Ropes & Gray
                                      One International Place
                                      Boston, MA 02110
                                      Attn: R. Bradford Malt

           To the Seller:             Jostens, Inc.
                                      5501 Norman Center Drive
                                      Minneapolis, Minnesota  55437
                                      Attn: Orville E. Fisher, Jr., General
                                             Counsel
                                            Facsimile: (612) 830-3293

10.2. Expenses. Subject to Article 9, whether or not the Closing occurs, each party hereto and the Company shall pay its own expenses incident to this Agreement or the transactions contemplated hereby, including without limitation all legal and accounting fees and disbursements; provided, however, that all legal and accounting fees and disbursements or other expenses incurred by the Company on or prior to the Closing Date incident to this Agreement or the transactions contemplated hereby shall be deemed to be expenses of and shall be paid by the Seller, rather than the Company.

10.3. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other state.

10.4.  Arbitration.

     10.4.1. Generally. Except solely as set forth in Section 10.4.3, each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") by an arbitral tribunal composed of three arbitrators, at least one of whom shall be an attorney experienced in corporate transactions, appointed by agreement of the parties in accordance with said Rules. In the event the parties fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with said Rules. In the event the parties shall have failed to agree upon a full panel of arbitrators from said second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with said Rules. If, at the time of the arbitration, the parties agree in writing to submit the dispute to a single arbitrator, said single arbitrator shall be appointed by agreement of the parties in accordance with the foregoing procedure, or, failing such agreement, by the AAA in accordance with said Rules. The arbitrator(s) will entertain such presentation of sworn testimony and other evidence, written briefs, and/or oral argument as the parties may wish to present; provided, however, no testimony or exhibits will be admissible unless the adverse party was afforded an opportunity to examine such witnesses and to inspect and copy such exhibits during the pre-arbitration proceeding discovery phase. Upon the request of either party, the arbitrator(s) will provide both parties with written findings of fact and conclusions of law. The foregoing arbitration proceedings may be commenced by any party by notice to all other parties. In any arbitration proceedings under this Section 10, the arbitrator(s) shall be instructed to begin such proceedings within 30 days of appointment, and to reach a decision within 45 days of the conclusion of the submission of all evidence and, in the event that a decision is not so rendered, the arbitrator shall lose all jurisdiction over such dispute.

      10.4.2. Place of Arbitration. The place of arbitration shall be San Diego, California.

      10.4.3. Recourse to Courts. The parties hereby exclude any right of appeal to any court on the merits of the dispute. The provisions of this
Section 10.4 may be enforced in any court having jurisdiction over the award or any of the parties (including, without limitation, jurisdiction pursuant to Section 10.5 below) or any of their respective assets and judgment on the award

(including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this Section
10.4 shall prevent any party from seeking interim measures of protection in the form of pre-award attachment of assets or preliminary or temporary equitable relief.

10.5. Consent to Jurisdiction. Subject to the provisions of Section 10.4, each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof may be brought and maintained in the federal and state courts of the State of Delaware. Subject to the provisions of Section 10.4, each of the parties hereto by execution hereof
(i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of Delaware for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named courts, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that his or its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section
10.1 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that such service of process does not constitute good and sufficient service of process.

10.6. Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives, and covenants that he or it will not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Any of the parties hereto may file an original counterpart or a copy of this Section 10.6 with any court as written evidence of the consent of each of the parties hereto to the waiver of his or its right to trial by jury.

10.7. Reliance. Each of the parties hereto acknowledges that he or it has been informed by each other party that the provisions of Sections 10.4, 10.5 and 10.6 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.

10.8. Entire Agreement. This Agreement, including the Schedules hereto, sets forth the entire agreement and understanding of the parties with respect to its subject matter and supersedes any prior written or oral understandings with respect thereto, provided, however, that the foregoing is not meant to modify or limit the rights or obligations of the parties under any of the Seller Closing Agreements. All representations, warranties, covenants and agreements made by or on behalf of any party hereto in this Agreement (including without limitation the Schedules hereto), or pursuant to any certificate, financial statement, agreement or other document referred to herein or delivered in connection with the transactions contemplated hereby, shall be deemed to have been relied upon by the parties hereto, notwithstanding any investigation made by or on behalf of any of the parties hereto or any opportunity therefor or any actual or constructive knowledge thereby obtained, and shall survive the execution and delivery of this Agreement and the Closing, as provided herein. Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document shall be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Schedule and such modification, qualification or exception is clearly described in such Schedule. Notwithstanding the foregoing, if any party establishes by clear and convincing documentary evidence (i) that another party seeking indemnification hereunder by reason of an alleged breach of representation and warranty knew that the representation or warranty forming the basis for such claim of indemnification was false and (ii) that such party seeking indemnification hereunder, with the specific intent and purpose of making a claim hereunder with respect to such known falsity, did not disclose such known falsity to the party making such representation or warranty, then such representation or warranty, to the extent of such known falsity, shall not provide a basis for any claim of indemnification hereunder by such party.

10.9. Successors and Assignment. All the terms, representations and warranties of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, heirs at law, legatees, distributees, executors, administrators and other legal representatives, but this Agreement and the rights and obligations hereunder shall not be assignable by any party hereto to any other person; provided, however, that the Purchasers may assign its rights and obligations hereunder to
(i) any corporation controlling, controlled by or under common control with the Purchasers, (ii) any person providing financing in connection with the transactions contemplated hereby, including without limitation the lenders referred to in Section 7.2(g) or any direct or indirect refinancing thereof or
(iii) any person acquiring all or substantially all of the business and assets of the Company, in each case substituting such assignee or assignees in the place of the Purchasers under this Agreement, with the same force and effect as if this Agreement were, in whole or in part, originally made with such assignee or assignees; and, provided, further, that any such assignment to any corporation controlling, controlled by or under common control with the Purchasers shall be accompanied by a guaranty of the Purchasers and (if such assignment occurs after the Closing) the Company, satisfactory to the Seller.

10.10. Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by a written instrument executed by the Seller and the Purchasers, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any term, representation, warranty or covenant under this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any other condition or of any breach of any other term, representation, warranty or covenant under this Agreement.

10.11. Further Assurances. The Seller and the Purchasers agree to execute such further documents or instruments and take such further actions as may reasonably be requested by one of them to effect the purposes of this Agreement.

10.12. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together shall constitute but one instrument.

10.14. Definitions, etc. Any reference to the masculine gender herein shall be deemed to include the feminine and neuter unless the context otherwise requires. Substantially contemporaneously with the Closing hereunder, Acquisition shall be merged with and into the Company (the "Merger"). After giving effect to the Merger, direct and indirect references to the "Company" and "Acquisition" shall be deemed references to the Company as survivor of the Merger. In addition, the following terms shall have the following meanings:

      10.14.1. Affiliate. The term "Affiliate" shall mean, as to any specified person at any time, (i) each person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified person at the time in question, (ii) each person who is at the time in question an officer, director or indirect beneficial holder of at least 5% of any class of the outstanding capital stock of such specified person and the members of the immediate family of each such officer, director or holder (and, if such specified person is a natural person, of such specified person), and (iii) each person of which such specified person or an Affiliate (as defined in clauses (i) or (ii) above) thereof shall, directly or indirectly, beneficially own at least 5% of any class of outstanding capital stock or other evidence of beneficial interest at the time in question.

      10.14.2. Knowledge. Where any representation or warranty of Seller contained in this Agreement is expressly qualified by the reference "to the knowledge of" or such other reference to "knowledge," it refers to the actual knowledge of those employees and officers of Seller and the Company whose names are set forth on Schedule 10.14.2, as to the existence or absence of facts that are the subject of such representations and warranties after due inquiry and consultation with such persons.

      The parties have duly executed this Agreement on and as of the day and year first above written.

SELLER:

                                    JOSTENS, INC.

                                    By ____________________________

                                    Its____________________________
PURCHASERS:

                                    JLC HOLDINGS, INC.

                                    By_____________________________

                                    Its____________________________

                                    SOFTWARE SYSTEMS CORP.

                                    By_____________________________

                                    Its____________________________


                                    JLC ACQUISITION, INC.

                                    By_____________________________

                                    Its____________________________